                EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                                                             Year Ended March 31
                                                                  ---------------------------------------------
                                                                      1996            1995              1994
                                                                  ------------     ----------        ----------
Primary:
    Average shares outstanding                                    $ 13,569,000     13,568,000        13,543,000
    Incremental shares applicable to
         stock options and warrants
         based on treasury stock
         method using average
         market price                                                  (A) -          (A) -             (A)  -
    Shares issuable upon conversion
         of former subsidiary's
         debentures (A)                                                    -            1,000           (A)  -
                                                                  ------------     ----------        ----------

                                                                    13,569,000     13,569,000        13,543,000
                                                                  ============     ==========        ==========

    Loss used in computing primary
         loss per share                                           $   (831,000)      (314,000)       (3,330,000)
                                                                  ============     ==========        ==========

    Primary net loss per share                                    $       (.06)          (.02)             (.25)
                                                                  ============     ==========        ==========


    (A) The computation of loss per share does not give effect to common stock equivalents which would decrease the loss per share amount otherwise computed.